For Immediate Release

Exhibit 99.1

POMEROY IT SOLUTIONS ANNOUNCES
SECOND QUARTER EARNINGS CONFERENCE CALL
AND DISMISSAL OF LAWSUIT

Hebron, KY – August 7, 2009 – Pomeroy IT Solutions (NASDAQ “PMRY”), a technology and services solutions provider today announced that its Second Quarter earnings release conference call will be held on Monday, August 24, 2009 at 4:30 p.m. EDT.   The dial in information is as follows:  telephone number (888) 260-6133 and conference identification number 22489898.  For your convenience, a replay will be available shortly after the call.  This replay may be accessed by dialing (800) 642-1687 and referencing the conference identification number provided above.

The Company also announced today that the purported class action lawsuit that was filed on May 29, 2009, in the Court of Chancery of the State of Delaware was dismissed by an Order of Dismissal entered in the case in response to plaintiff’s voluntary motion for dismissal of the lawsuit.    The defendants in this lawsuit were the Company, its six independent directors, David B. Pomeroy, II, a director of the Company and its largest stockholder, and Hebron LLC and Desert Mountain Acquisition Co., which are companies that are controlled by Mr. Pomeroy.  The complaint, which was amended on July 7, 2009, alleged, among other things, that the Company’s directors were in breach of their fiduciary duties to stockholders in connection with the Company’s entry into an agreement and plan of merger with Hebron LLC, Desert Mountain Acquisition Co., and, with respect to certain sections of the merger agreement only, David B. Pomeroy, II, on May 19, 2009, as amended on June 9, 2009, and June 20, 2009.

The Company and its directors believed that the allegations made by the plaintiff in the Delaware lawsuit were without merit and the dismissal of the case is proper.  A substantially similar lawsuit, which was filed on May 22, 2009, in the Commonwealth of Kentucky Boone Circuit Court, remains pending.  The Company and its directors believe that the allegations in the Kentucky action are likewise without merit and intend to vigorously defend against the claims and causes of action asserted in this legal matter.

About Pomeroy IT Solutions, Inc.
Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

Further Information About the Transaction

In connection with the proposed merger, we plan to file a proxy statement with the Securities and Exchange Commission ("SEC"). INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to our stockholders. Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by us with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and our other filings with the SEC may also be obtained from us. Free copies of our filings may be obtained by directing a request to Pomeroy IT Solutions, Inc., 1020 Petersburg Road, Hebron, KY 41048, Attention: Secretary.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be "participants" in the solicitation of proxies from our shareholders with respect to the proposed merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in our proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of our common stock as of April 6, 2009 is also set forth in our proxy statement for our 2009 annual meeting of stockholders, which was filed with the SEC on April 23, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

For Immediate Release

Forward-Looking Statements
Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements.  These statements are related to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our markets’ actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements.   These risks and other factors you should specifically consider include but are not limited to:  new developments or changed conditions relating to the pending sale of the Company pursuant to the agreement and plan of merger with Hebron LLC and Desert Mountain Acquisition Co.; changes in the law related to shareholder litigation affecting Delaware corporations; a delay in filing restated financial statements as a result of the unclaimed property liability issue previously disclosed by the Company; changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to successfully attract and retain customers and to sell additional products and service to existing customers; the ability to timely bill and collect receivables; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services; the ability to identify and successfully integrate new acquisitions by the Company; terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to implement the Company’s best practices strategies; the ability to manage risks associated with customer projects; adverse or uncertain economic conditions; loss of key personnel; litigation; and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by such terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, “projects”, “intends”, “prospects”, “priorities”, or negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.

Contact:
Craig Propst, CFO
(859) 586-0600 x1838
cpropst@pomeroy.com